Pricing supplement no. 1874
To prospectus dated February 19, 2016,
prospectus supplement dated February 19, 2016 and
product supplement no. 4a-I dated November 7, 2014 and
underlying supplement no. 1a-I dated November 7, 2014
Registration Statement No. 333-199966 Dated March 17, 2016 Rule 424(b)(2)
Structured Investments	$3,650,000 Review Notes Linked to the S&P 500® Index due March 21, 2019
General
•
The notes are designed for investors who seek early exit prior to maturity at a premium if, (1) with respect to any Review Date (other than the final Review Date), the closing level of the S&P 500® Index on that Review Date is at or above the Call Level or, (2) with respect to the final Review Date, the Ending Index Level is at or above the Call Level applicable to that Review Date.  If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than  the Contingent Buffer Amount of 25%, investors will lose more than 25% of their principal amount at maturity and may lose all of their principal amount at maturity.

•	Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.
•	The earliest date on which an automatic call may be initiated is March 31, 2017†.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
Key Terms
Index:	The S&P 500® Index (Bloomberg ticker: SPX) (the “Index”)
Automatic Call:
If (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index on that Review Date is greater than or equal to the Call Level or, (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Call Level, the notes will be automatically called for a cash payment per note that will be payable on the applicable Call Settlement Date and that will vary depending on the applicable Review Date and call premium.

Call Level:	100% of the Initial Index Level for each Review Date
Payment if Called:
For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:
• 8.70% × $1,000 if automatically called on the first Review Date
• 13.05% × $1,000 if automatically called on the second Review Date
• 17.40% × $1,000 if automatically called on the third Review Date
• 21.75% × $1,000 if automatically called on the fourth Review Date
• 26.10% × $1,000 if automatically called on the final Review Date

Payment at Maturity:
If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by up to 25%, you will receive the principal amount of your notes at maturity.
If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than 25%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Index Return)
If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than 25%, you will lose more than 25% of your principal amount at maturity and may lose all of your principal amount at maturity

Contingent Buffer Amount:	25%
Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The closing level of the Index on the Pricing Date, which was 2,040.59
Ending Index Level:	The arithmetic average of the closing levels of the Index on the Ending Averaging Dates
Pricing Date:	March 17, 2016
Original Issue Date (Settlement Date):	On or about March 22, 2016
Review Dates†:	March 31, 2017, September 18, 2017, March 19, 2018, September 18, 2018 and March 18, 2019 (final Review Date)
Ending Averaging Dates†:	March 12, 2019, March 13, 2019, March 14, 2019, March 15, 2019 and March 18, 2019
Call Settlement Date†:	The third business day after the applicable Review Date, except that if the notes are called on the final Review Date, the Call Settlement Date will be the Maturity Date
Maturity Date†:	March 21, 2019
CUSIP:	48128GRP7
†  Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date”  in the accompanying product supplement no. 4a-I
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement 1a-I and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”)  nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$20	$980
Total	$3,650,000	$73,000	$3,577,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $20.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $980.50 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
March 17, 2016

Additional Terms Specific to the Notes
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated February 19, 2016 relating to our Series E medium-term notes, of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
When you read the product supplement and the underlying supplement, note that all references to the prospectus dated November 7, 2014, or to any sections therein, should refer instead to the prospectus dated February 19, 2016, or to the corresponding sections of that prospectus, and all references to the prospectus supplement dated November 7, 2014, or to any sections therein, should refer instead to the prospectus supplement dated February 19, 2016, or to the corresponding sections of that prospectus supplement. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated February 19, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Review Notes Linked to the S&P 500® Index	PS-1

Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity
The following table illustrates the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the applicable Review Date for a range of movements in the Index as shown under the columns “Index Level Appreciation/Depreciation at Review Date” and “Index Return.”  The following table assumes a hypothetical Initial Index Level of 2,000 and a hypothetical Call Level of 2,000 (equal to 100% of the hypothetical Initial Index Level) and reflects the Contingent Buffer Amount of 25%.  The table reflects that the call premiums used to calculate the call premium amount applicable to the first, second, third, fourth and final Review Dates are 8.70%, 13.05%, 17.40%, 21.75% and 26.10%, respectively, regardless of the appreciation of the Index, which may be significant. There will be only one payment on the notes whether called or at maturity.  An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date.  Each hypothetical return set forth below is for illustrative purposes only and may not be the actual total return applicable to a purchaser of the notes.  The numbers appearing in the following table have been rounded for ease of analysis.
Review Dates Prior to the Final Review Date						Final Review Date
Closing Level of the Index at Review Date	Index Level Appreciation/ Depreciation at Review Date	Total Return at First Call Settlement Date	Total Return at Second Call Settlement Date	Total Return at Third Call Settlement Date	Total Return at Fourth Call Settlement Date	Ending Index Level (1)	Index Return	Total Return at Maturity
3,600.00	80.00%	8.70%	13.05%	17.40%	21.75%	3,600.00	80.00%	26.10%
3,400.00	70.00%	8.70%	13.05%	17.40%	21.75%	3,400.00	70.00%	26.10%
3,200.00	60.00%	8.70%	13.05%	17.40%	21.75%	3,200.00	60.00%	26.10%
3,000.00	50.00%	8.70%	13.05%	17.40%	21.75%	3,000.00	50.00%	26.10%
2,800.00	40.00%	8.70%	13.05%	17.40%	21.75%	2,800.00	40.00%	26.10%
2,600.00	30.00%	8.70%	13.05%	17.40%	21.75%	2,600.00	30.00%	26.10%
2,400.00	20.00%	8.70%	13.05%	17.40%	21.75%	2,400.00	20.00%	26.10%
2,200.00	10.00%	8.70%	13.05%	17.40%	21.75%	2,200.00	10.00%	26.10%
2,000.00	0.00%	8.70%	13.05%	17.40%	21.75%	2,000.00	0.00%	26.10%
1,900.00	-5.00%	N/A	N/A	N/A	N/A	1,900.00	-5.00%	0.000%
1,800.00	-10.00%	N/A	N/A	N/A	N/A	1,800.00	-10.00%	0.000%
1,600.00	-20.00%	N/A	N/A	N/A	N/A	1,600.00	-20.00%	0.000%
1,500.00	-25.00%	N/A	N/A	N/A	N/A	1,500.00	-25.00%	0.000%
1,499.80	-25.01%	N/A	N/A	N/A	N/A	1,499.80	-25.01%	-25.01%
1,400.00	-30.00%	N/A	N/A	N/A	N/A	1,400.00	-30.00%	-30.00%
1,200.00	-40.00%	N/A	N/A	N/A	N/A	1,200.00	-40.00%	-40.00%
1,000.00	-50.00%	N/A	N/A	N/A	N/A	1,000.00	-50.00%	-50.00%
800.00	-60.00%	N/A	N/A	N/A	N/A	800.00	-60.00%	-60.00%
600.00	-70.00%	N/A	N/A	N/A	N/A	600.00	-70.00%	-70.00%
400.00	-80.00%	N/A	N/A	N/A	N/A	400.00	-80.00%	-80.00%
200.00	-90.00%	N/A	N/A	N/A	N/A	200.00	-90.00%	-90.00%
0.00	-100.00%	N/A	N/A	N/A	N/A	0.00	-100.00%	-100.00%
(1) The Ending Index Level is equal to the arithmetic average of the closing levels of the Index on the Ending Averaging Dates.
The following examples illustrate how the payment upon an automatic call or at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 2,000 to a closing level of 2,200 on the first Review Date.  Because the closing level of the Index on the first Review Date of 2,200 is greater than the Call Level of 2,000, the notes are automatically called, and the investor receives a single payment of $1,087.00 per $1,000 principal amount note on the first Call Settlement Date.
Example 2: The level of the Index decreases from the Initial Index Level of 2,000 to closing levels of 1,900, 1,850, 1,800 and 1,750 on the first, second, third and fourth Review Dates, respectively, and increases from the Initial Index Level of 2,000 to an Ending Index Level of 2,200.  Because the closing level of the Index on each of the first four Review Dates (1,900, 1,850, 1,800 and 1,750) is less than the Call Level of 2,000, the notes are not automatically called on these Review Dates.  However, because the Ending Index Level of 2,200 is greater than the Call Level of 2,000, the notes are automatically called on the final Review Date, and the investor receives a single payment at maturity of $1,261.00 per $1,000 principal amount note.
Example 3: The level of the Index decreases from the Initial Index Level of 2,000 to closing levels of 1,900, 1,850, 1,800 and 1,750 on the first, second, third and fourth Review Dates, respectively, and to an Ending Index Level of 1,500.  Because (a) the closing level of the Index on each of the first four Review Dates (1,900, 1,850, 1,800 and 1,750) is less than the Call Level of 2,000 and (b) the Ending Index Level of 1,500 is less than the Initial Index Level by up to the Contingent Buffer Amount of 25%, the notes are not automatically called and the payment at maturity is the principal amount of $1,000 per $1,000 principal amount note.

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Example 4: The level of the Index decreases from the Initial Index Level of 2,000 to closing levels of 1,900, 1,850, 1,800 and 1,750 on the first, second, third and fourth Review Dates, respectively, and to an Ending Index Level of 1,200.  Because (a) the closing level of the Index on each of the first four Review Dates (1,900, 1,850, 1,800 and 1,750) is less than the Call Level of 2,000, and (b) the Ending Index Level of 1,200.00 is less than the Initial Index Level by more than the Contingent Buffer Amount of 25%, the notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:
$1,000 + ($1,000 × -40%) = $600
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Purchase Considerations
•	APPRECIATION POTENTIAL — If (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index is greater than or equal to the Call Level on that Review Date or, (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Call Level, your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) 8.70% × $1,000 if automatically called on the first Review Date, (ii) 13.05% × $1,000 if automatically called on the second Review Date, (iii) 17.40% × $1,000 if automatically called on the third Review Date, (iv) 21.75% × $1,000 if automatically called on the fourth Review Date; or (v) 26.10% × $1,000 if automatically called on the final Review Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is approximately three years, the notes will be automatically called before maturity if, (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index on that Review Date is at or above the Call Level or, (2) with respect to the final Review Date, the Ending Index Level is at or above the Call Level, and you will be entitled to the applicable payment corresponding to the relevant Review Date as set forth on the cover of this pricing supplement. Even in cases where the notes are called before maturity, noteholders are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	LIMITED PROTECTION AGAINST LOSS — If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by up to the Contingent Buffer Amount of 25%, you will be entitled to the full repayment of your principal at maturity. If the Ending Index Level is less than the Initial Index Level by more than 25%, for every 1% that the Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 25% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	RETURN LINKED TO THE S&P 500® INDEX — The return on the notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. See “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the

JPMorgan Structured Investments — Review Notes Linked to the S&P 500® Index	PS-3

notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.
Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

JPMorgan Structured Investments — Review Notes Linked to the S&P 500® Index	PS-4

Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the equity securities included in the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement 1a-I.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, the return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount of 25%, the benefit provided by the Contingent Buffer Amount will terminate and for every 1% that the Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 25% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.
We are also currently one of the companies that make up the S&P 500® Index.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.
•	LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable to the Review Dates, as set forth on the cover of this pricing supplement, regardless of the appreciation in the Index, which may be significant. Because the closing level of the Index at various times during the term of the notes could be higher than on the Review Dates, you may receive a lower payment if automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Index.
•	REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL REVIEW DATE — If the notes have not been automatically called previously and the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation in the Index.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is

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based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.
The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index , including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Index;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the equity securities included in the Index;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.
•	VOLATILITY RISK — Greater expected volatility with respect to the Index indicates a greater likelihood as of the Pricing Date that the Ending Index Level could be below its Call Level or below its Initial Index Level by more than the Contingent Buffer Amount. The Index’s volatility, however, can change significantly over the term of the notes. The closing level of the Index could fall sharply between the Pricing Date and the final Review Date, which could result in a significant loss of principal.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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Historical Information
The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 7, 2011 through March 11, 2016.  The closing level of the Index on March 17, 2016 was 2,040.59.
We obtained the closing levels of the Index above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.
The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Review Date or Ending Averaging Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount.

JPMS’s Estimated Value of the Notes
JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”
JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of

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the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the S&P 500® Index” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Validity of the Notes
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

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